SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2022

Vor Biopharma Inc.

(Exact name of registrant as specified in its Charter)

Delaware	001-39979	81-1591163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cambridgepark Drive Suite 101 Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 655-6580

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VOR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement

On December 9, 2022, Vor Biopharma Inc. (the “Company”) notified Jefferies LLC (“Jefferies”) of its decision to terminate the Open Market Sale AgreementSM, dated as of March 14, 2022, (the “Sales Agreement”) between the Company and Jefferies, effective as of December 22, 2022 (the “Termination Date”). The Sales Agreement provided for the offer and sale of the Company’s common stock, par value $0.0001 per share (“Common Stock”), from time to time through Jefferies as its sales agent, subject to the maximum aggregate dollar amount registered pursuant to the applicable prospectus supplement. Sales of shares of Common Stock through Jefferies were to be made (A) in negotiated transactions with the consent of the Company or (B) by any other method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, including block transaction, sales made directly on the Nasdaq Global Select Market or sales made into any other existing trading market for the shares of Common Stock. Through the Termination Date, the Company sold an aggregate of 856,030 shares of Common Stock under the Sales Agreement for net proceeds of $4.3 million.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which was filed as Exhibit 1.2 to the Company’s Registration Statement on Form S-3 filed with the SEC on March 14, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 14, 2022	Vor Biopharma Inc.

	By:	/s/ Robert Ang
	Name:	Robert Ang
	Title:	Chief Executive Officer